Exhibit 99.1

Generac Reports Third Quarter 2023 Results

Return to margin expansion and strong free cash flow generation; maintaining overall net sales and adjusted EBITDA outlook for full-year 2023

WAUKESHA, WISCONSIN (November 1, 2023) – Generac Holdings Inc. (NYSE: GNRC) (“Generac” or the “Company”), a leading global designer and manufacturer of energy technology solutions and other power products, today reported financial results for its third quarter ended September 30, 2023 and provided an update on its outlook for the full year 2023.

Third Quarter 2023 Highlights

●

Net sales decreased 2% to $1.07 billion during the third quarter of 2023 as compared to $1.09 billion in the prior-year third quarter. Core sales growth, which excludes both the impact of acquisitions and foreign currency, decreased approximately 4%.

-	Residential product sales declined 15% to $565 million as compared to $664 million last year.

-	Commercial & Industrial (“C&I”) product sales increased 24% to $385 million as compared to $311 million in the prior year.

●	Net income attributable to the Company during the third quarter was $60 million, or $0.97 per share, as compared to $58 million, or $0.83 per share, for the same period of 2022.

●

Adjusted net income attributable to the Company, as defined in the accompanying reconciliation schedules, was $102 million, or $1.64 per share, as compared to $112 million, or $1.75 per share, in the third quarter of 2022.

●

Adjusted EBITDA before deducting for noncontrolling interests, as defined in the accompanying reconciliation schedules, was $189 million, or 17.6% of net sales, as compared to $184 million, or 16.9% of net sales, in the prior year.

●

Cash flow from operations was $140 million during the third quarter, as compared to $(56) million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was $117 million as compared to $(73) million in the third quarter of 2022.

●

During the third quarter of 2023, the company repurchased 875,580 shares of its common stock for $100 million under its current share repurchase program. There is approximately $178 million remaining under the current repurchase program as of September 30, 2023.

“Our results in the third quarter reflect improving operating performance and validate the longer-term focus on our Powering A Smarter World strategic plan,” said Aaron Jagdfeld, President and Chief Executive Office. “We experienced a strong sequential increase in shipments of home standby generators during the quarter as higher activations are driving field inventories towards more sustainable levels. In addition, in home consultations for these products also remained strong during the quarter as category awareness continues to increase on the back of well-publicized grid stability concerns. Additionally, C&I product sales continued to experience significant growth over the prior year that once again exceeded our expectations. We also saw margins expand year-over-year and generated substantial free cash flow during the quarter, both of which are expected to continue into the fourth quarter.”

Additional Third Quarter 2023 Consolidated Highlights

Gross profit margin was 35.1% as compared to 33.2% in the prior-year third quarter. The increase in gross margin was primarily driven by lower raw material and logistics costs and production efficiencies. These margin benefits were partially offset by the impact of unfavorable sales mix.

Operating expenses decreased by $2.6 million, or 0.9%, as compared to the third quarter of 2022. Excluding certain items for legal, regulatory, and clean energy product charges in the current and prior year, as disclosed in the accompanying reconciliation schedules, operating expenses increased by $30.6 million, or 14.0%, from the prior year primarily driven by increased employee and marketing costs in the current year and a favorable contingent consideration adjustment in the prior year.

Provision for income taxes for the current year quarter was $19.4 million, or an effective tax rate of 24.3%, as compared to $11.6 million, or a 16.1% effective tax rate, for the prior year. The increase in the effective tax rate was primarily due to the prior year quarter including certain favorable discrete tax items and a larger benefit from equity compensation as compared to the current year quarter.

Cash flow from operations was $140.1 million during the third quarter, as compared to $(56.0) million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was $117.4 million as compared to $(73.5) million in the third quarter of 2022. The increase in free cash flow was primarily due to a significant use of cash for working capital in the prior year that did not repeat in the current year quarter, partially offset by higher interest payments and capital expenditures.

Business Segment Results

Domestic Segment

Domestic segment total sales (including inter-segment sales) decreased 6% to $894.0 million as compared to $946.6 million in the prior year quarter, with minimal favorable impact from acquisitions. The decline was driven by lower residential product sales primarily due to lower home standby and portable generator shipments as compared to the prior year. This was partially offset by growth in C&I product sales, highlighted by strong shipments to industrial distributors and direct customers for “beyond standby” applications.

Adjusted EBITDA for the segment was $160.3 million, or 17.9% of domestic segment total sales, as compared to $159.8 million in the prior year, or 16.9% of total sales. This margin improvement was primarily driven by favorable price and cost benefits, partially offset by unfavorable sales mix and higher employee and marketing expenses.

International Segment

International segment total sales (including inter-segment sales) increased 14% to $207.6 million as compared to $182.5 million in the prior year quarter, with acquisitions and foreign currency providing an approximate 11% favorable impact to revenue growth for the quarter. The 3% core total sales growth for the segment was driven by varying levels of C&I product growth in most regions, partially offset by weaker portable generator sales in Europe.

Adjusted EBITDA for the segment, before deducting for noncontrolling interests, was $28.3 million, or 13.6% of international segment total sales, as compared to $24.0 million, or 13.2% of total sales, in the prior year. This modest margin improvement was primarily driven by favorable price, cost and mix benefits.

2023 Outlook Update

The Company is maintaining its overall full-year 2023 net sales guidance for a decline of approximately -10 to -12% as compared to the prior year, which includes approximately 2% of net favorable impact from acquisitions and foreign currency.

Additionally, the Company now expects net income margin, before deducting for non-controlling interests, to be approximately 5.0 to 6.0% for the full-year 2023 compared to the prior guidance range of 6.0 to 7.0%. The corresponding adjusted EBITDA margin is still expected to be approximately 15.5% to 16.5%, in line with the previous guidance.

Operating and free cash flow generation are expected to return to strong levels for the full year, with conversion of adjusted net income to free cash flow expected to be well over 100%.

Conference Call and Webcast

Generac management will hold a conference call at 10:00 a.m. EDT on Wednesday, November 1, 2023 to discuss third quarter 2023 operating results. The conference call can be accessed at the following link: https://register.vevent.com/register/BIa6e8539444e2408eb5d52b8ff3526ea5. Individuals who wish to listen via telephone will be given dial-in information.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), accessed under the Investor Relations link. The webcast link will be made available on the Company’s website prior to the start of the call within the Events section of the Investor Relations website.

Following the live webcast, a replay will be available on the Company’s website for 12 months.

About Generac

Generac is a leading energy technology company that provides backup and prime power systems for home and industrial applications, solar + battery storage solutions, smart home energy management devices and energy services, advanced power grid software platforms and engine- & battery-powered tools and equipment. Founded in 1959, Generac introduced the first affordable backup generator and later created the category of automatic home standby generator. The Company is committed to sustainable, cleaner energy products poised to revolutionize the 21st century electrical grid.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future," “optimistic” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

●	frequency and duration of power outages impacting demand for our products;
●	fluctuations in cost and quality of raw materials required to manufacture our products;
●

availability of both labor and key components from our manufacturing operations and global supply chain, including single-sourced components and contract manufacturers, needed in producing our products;

●	the possibility that the expected synergies, efficiencies and cost savings of our acquisitions will not be realized, or will not be realized within the expected time period;
●	the risk that our acquisitions will not be integrated successfully;
●	the impact on our results of possible fluctuations in interest rates, foreign currency exchange rates, commodities, product mix, logistics costs and regulatory tariffs;
●	difficulties we may encounter as our business expands globally or into new markets;
●	our dependence on our distribution network;
●	our ability to remain competitive by investing in, developing or adapting to changing technologies and manufacturing techniques, as well as protecting our intellectual property rights;
●	loss of our key management and employees;
●	increase in product and other liability claims or recalls;
●	failures or security breaches of our networks, information technology systems, or connected products;
●	changes in laws and regulations regarding environmental, health and safety, product compliance, or international trade that affect our products, operations, or customer demand;
●	significant legal proceedings, claims, lawsuits or government investigations; and
●	changes in durable goods spending by consumers and businesses or other macroeconomic conditions, impacting demand for our products.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. In the current environment, some of the above factors have materialized and may cause actual results to vary from these forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”), particularly in the Risk Factors section of the 2022 Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Stockholders, potential investors and other readers should consider these factors carefully in evaluating the forward-looking statements.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Metrics

Core Sales

The Company references core sales to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Core sales excludes the impact of acquisitions and fluctuations in foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of net sales performance with prior and future periods.

Adjusted EBITDA

To supplement our condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company provides the computation of Adjusted EBITDA attributable to the Company, which is defined as net income before noncontrolling interest adjusted for the following items: interest expense, depreciation expense, amortization of intangible assets, income tax expense, certain non-cash gains and losses including purchase accounting and contingent consideration adjustments, share-based compensation expense, losses on extinguishment of debt, certain transaction costs and credit facility fees, business optimization expenses, certain specific provisions, and adjusted EBITDA attributable to noncontrolling interests, as set forth in the reconciliation table below.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company provides a summary to show the computation of adjusted net income attributable to the Company. Adjusted net income attributable to the Company is defined as net income before noncontrolling interests adjusted for the following items: amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, losses on extinguishment of debt, business optimization and other charges, certain specific provisions, certain other non-cash gains and losses, and adjusted net income attributable to non-controlling interests.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Free cash flow is defined as net cash provided by operating activities, plus proceeds from beneficial interests in securitization transactions, less expenditures for property and equipment, and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.  Please see the accompanying Reconciliation Schedules and our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures, which includes why the Company believes these measures provide useful information to investors and the additional purposes for which management uses the non-GAAP financial information.

SOURCE: Generac Holdings Inc.

CONTACT:

Michael W. Harris

Senior Vice President – Corporate Development & Investor Relations
(262) 506-6064
InvestorRelations@generac.com

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net sales	$1,070,667	$1,088,258	$2,958,997	$3,515,505
Costs of goods sold	694,880	727,154	1,982,290	2,336,668
Gross profit	375,787	361,104	976,707	1,178,837

Operating expenses:
Selling and service	117,929	170,381	334,360	388,690
Research and development	43,312	39,985	129,074	121,328
General and administrative	83,052	37,464	199,108	132,036
Amortization of intangibles	26,718	25,751	78,934	77,681
Total operating expenses	271,011	273,581	741,476	719,735
Income from operations	104,776	87,523	235,231	459,102

Other (expense) income:
Interest expense	(24,707)	(15,514)	(72,862)	(35,303)
Investment income	1,160	451	2,789	620
Loss on extinguishment of debt	-	-	-	(3,743)
Other, net	(1,167)	(420)	(1,664)	331
Total other expense, net	(24,714)	(15,483)	(71,737)	(38,095)

Income before provision for income taxes	80,062	72,040	163,494	421,007
Provision for income taxes	19,428	11,594	43,184	86,028
Net income	60,634	60,446	120,310	334,979
Net income (loss) attributable to noncontrolling interests	257	2,176	2,305	6,492
Net income attributable to Generac Holdings Inc.	$60,377	$58,270	$118,005	$328,487

Net income attributable to common shareholders per common share - basic:	$0.98	$0.84	$1.74	$4.69
Weighted average common shares outstanding - basic:	61,368,440	63,249,881	61,552,949	63,480,161

Net income attributable to common shareholders per common share - diluted:	$0.97	$0.83	$1.72	$4.61
Weighted average common shares outstanding - diluted:	62,091,163	64,267,638	62,362,743	64,630,346

Comprehensive income attributable to Generac Holdings Inc.	$37,041	$21,683	$141,463	$264,912

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$161,525	$132,723
Accounts receivable, less allowance for credit losses of $29,580 and $27,664 at September 30, 2023 and December 31, 2022, respectively	589,226	522,458
Inventories	1,311,129	1,405,384
Prepaid expenses and other current assets	105,169	121,783
Total current assets	2,167,049	2,182,348

Property and equipment, net	511,893	467,604

Customer lists, net	188,513	206,987
Patents and technology, net	426,552	454,757
Other intangible assets, net	30,317	41,719
Tradenames, net	219,012	227,251
Goodwill	1,417,564	1,400,880
Deferred income taxes	17,140	12,746
Operating lease and other non-current assets	188,301	175,170
Total assets	$5,166,341	$5,169,462

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$74,346	$48,990
Accounts payable	394,168	446,050
Accrued wages and employee benefits	56,454	45,741
Accrued product warranty	70,572	89,141
Other accrued liabilities	267,217	349,389
Current portion of long-term borrowings and finance lease obligations	37,337	12,733
Total current liabilities	900,094	992,044

Long-term borrowings and finance lease obligations	1,465,141	1,369,085
Deferred income taxes	113,390	125,691
Deferred revenue	160,264	143,726
Operating lease and other long-term liabilities	155,326	169,190
Total liabilities	2,794,215	2,799,736

Redeemable noncontrolling interest	5,639	110,471

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 73,108,913 and 72,701,257 shares issued at September 30, 2023 and December 31, 2022, respectively	732	728
Additional paid-in capital	1,064,418	1,016,138
Treasury stock, at cost, 11,739,423 and 11,284,350 shares at September 30, 2023 and December 31, 2022, respectively	(880,858)	(808,491)
Excess purchase price over predecessor basis	(202,116)	(202,116)
Retained earnings	2,423,346	2,316,224
Accumulated other comprehensive loss	(41,614)	(65,102)
Stockholders’ equity attributable to Generac Holdings Inc.	2,363,908	2,257,381
Noncontrolling interests	2,579	1,874
Total stockholders’ equity	2,366,487	2,259,255
Total liabilities and stockholders’ equity	$5,166,341	$5,169,462

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(U.S. Dollars in Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating activities
Net income	$120,310	$334,979
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	45,215	39,043
Amortization of intangible assets	78,934	77,681
Amortization of original issue discount and deferred financing costs	2,902	2,261
Loss on extinguishment of debt	-	3,743
Deferred income taxes	(18,715)	(83,272)
Share-based compensation expense	30,306	23,423
Gain on disposal of assets	(538)	(555)
Other noncash charges	380	7,037
Net changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(68,975)	(20,810)
Inventories	101,894	(353,618)
Other assets	32,175	(7,033)
Accounts payable	(57,866)	(136,289)
Accrued wages and employee benefits	10,244	(17,418)
Other accrued liabilities	(70,622)	105,544
Excess tax benefits from equity awards	(920)	(17,068)
Net cash provided by (used in) operating activities	204,724	(42,352)

Investing activities
Proceeds from sale of property and equipment	1,933	2,049
Proceeds from sale of investment	-	1,308
Proceeds from beneficial interests in securitization transactions	2,533	2,745
Contribution to equity method investment	(6,627)	(14,930)
Purchase of long-term investment	(2,592)	-
Expenditures for property and equipment	(77,718)	(64,833)
Acquisition of business, net of cash acquired	(15,974)	(11,421)
Net cash used in investing activities	(98,445)	(85,082)

Financing activities
Proceeds from short-term borrowings	49,078	237,182
Proceeds from long-term borrowings	345,384	935,614
Repayments of short-term borrowings	(25,910)	(239,550)
Repayments of long-term borrowings and finance lease obligations	(233,101)	(540,481)
Stock repurchases	(100,267)	(123,900)
Payment of contingent acquisition consideration	(4,979)	(16,135)
Payment of debt issuance costs	-	(10,330)
Purchase of additional ownership interest	(104,844)	(375)
Cash dividends paid to noncontrolling interest of subsidiary	-	(309)
Taxes paid related to equity awards	(10,068)	(40,472)
Proceeds from the exercise of stock options	7,139	13,627
Net cash (used in) provided by financing activities	(77,568)	214,871

Effect of exchange rate changes on cash and cash equivalents	91	(4,865)

Net increase in cash and cash equivalents	28,802	82,572
Cash and cash equivalents at beginning of period	132,723	147,339
Cash and cash equivalents at end of period	$161,525	$229,911

Generac Holdings Inc.
Segment Reporting and Product Class Information
(U.S. Dollars in Thousands)
(Unaudited)

	Total Sales by Reportable Segment
	Three Months Ended September 30, 2023			Three Months Ended September 30, 2022
	External Net Sales	Intersegment Sales	Total Sales	External Net Sales	Intersegment Sales	Total Sales
Domestic	$886,365	$7,640	$894,005	$931,132	$15,485	$946,617
International	184,302	23,293	207,595	157,126	25,416	182,542
Intercompany elimination	-	(30,933)	(30,933)	-	(40,901)	(40,901)
Total net sales	$1,070,667	$-	$1,070,667	$1,088,258	$-	$1,088,258

	Total Sales by Reportable Segment
	Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022
	External Net Sales	Intersegment Sales	Total Sales	External Net Sales	Intersegment Sales	Total Sales
Domestic	$2,395,292	$33,960	$2,429,252	$3,003,237	$44,742	$3,047,979
International	563,705	84,078	647,783	512,268	59,075	571,343
Intercompany elimination	-	(118,038)	(118,038)	-	(103,817)	(103,817)
Total net sales	$2,958,997	$-	$2,958,997	$3,515,505	$-	$3,515,505

	External Net Sales by Product Class
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Residential products	$565,087	$664,115	$1,482,538	$2,337,072
Commercial & industrial products	384,533	311,186	1,131,876	899,263
Other	121,047	112,957	344,583	279,170
Total net sales	$1,070,667	$1,088,258	$2,958,997	$3,515,505

	Adjusted EBITDA by Reportable Segment
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Domestic	$160,270	$159,810	$331,134	$572,159
International	28,332	24,006	94,088	79,532
Total adjusted EBITDA (1)	$188,602	$183,816	$425,222	$651,691

(1) See reconciliation of Adjusted EBITDA to Net Income attributable to Generac Holdings Inc. on the following reconciliation schedule

Generac Holdings Inc.
Reconciliation Schedules
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

Net income to Adjusted EBITDA reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net income attributable to Generac Holdings Inc.	$60,377	$58,270	$118,005	$328,487
Net income attributable to noncontrolling interests	257	2,176	2,305	6,492
Net income	60,634	60,446	120,310	334,979
Interest expense	24,707	15,514	72,862	35,303
Depreciation and amortization	42,951	39,165	124,149	116,724
Provision for income taxes	19,428	11,594	43,184	86,028
Non-cash write-down and other adjustments (1)	2,055	(6,840)	(5,257)	(10,025)
Non-cash share-based compensation expense (2)	9,927	6,861	30,306	23,423
Loss on extinguishment of debt (3)	-	-	-	3,743
Transaction costs and credit facility fees (4)	921	1,250	3,161	3,831
Business optimization and other charges (5)	5,291	622	8,151	3,371
Provision for legal, regulatory, and clean energy product charges (6)	22,113	55,265	27,913	55,265
Other	575	(61)	443	(951)
Adjusted EBITDA	188,602	183,816	425,222	651,691
Adjusted EBITDA attributable to noncontrolling interests	493	3,632	4,146	10,799
Adjusted EBITDA attributable to Generac Holdings Inc.	$188,109	$180,184	$421,076	$640,892

(1) Includes gains/losses on the disposition of assets and sales of certain investments, unrealized mark-to-market adjustments on commodity contracts, certain foreign currency related adjustments, and certain purchase accounting and contingent consideration adjustments. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Represents share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(3) Represents the write-off of original issue discount and capitalized debt issuance costs due to voluntary debt prepayment.

(4) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

(5) Represents severance and other restructuring charges related to the consolidation of certain operating facilities and organizational functions.

(6) The amount recorded in the third quarter 2023 represents a provision for judgments, estimates of pre-judgment interest and costs, and legal expenses related to certain patent lawsuits. The amount recorded in the first quarter 2023 represents a provision of $5.8 million for a matter with the Consumer Product Safety Commission (CPSC) concerning the imposition of civil fines for allegedly failing to timely submit a report under the Consumer Product Safety Act (CPSA) in relation to certain portable generators that were subject to a voluntary recall previously announced on July 29, 2021. The amount recorded in the third quarter of 2022 represents a specific bad debt provision of $17.9 million for a clean energy product customer that filed for bankruptcy as well as a warranty provision of $37.3 million to address certain clean energy product warranty-related matters.

 Net income to Adjusted net income reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net income attributable to Generac Holdings Inc.	$60,377	$58,270	$118,005	$328,487
Net income attributable to noncontrolling interests	257	2,176	2,305	6,492
Net income	60,634	60,446	120,310	334,979
Amortization of intangible assets	26,718	25,751	78,934	77,681
Amortization of deferred finance costs and original issue discount	981	974	2,902	2,261
Loss on extinguishment of debt (3)	-	-	-	3,743
Transaction costs and other purchase accounting adjustments (7)	356	(7,605)	1,743	(7,651)
(Gain)/loss attributable to business or asset dispositions (8)	-	-	(119)	(229)
Business optimization and other charges (5)	5,291	622	8,151	3,371
Provision for legal, regulatory, and clean energy product charges (6)	22,113	55,265	27,913	55,265
Tax effect of add backs	(13,887)	(21,233)	(28,476)	(36,907)
Adjusted net income	102,206	114,220	211,358	432,513
Adjusted net income (loss) attributable to noncontrolling interests	257	2,031	2,305	7,199
Adjusted net income attributable to Generac Holdings Inc.	$101,949	$112,189	$209,053	$425,314

Adjusted net income attributable to Generac Holdings Inc. per common share - diluted:	$1.64	$1.75	$3.35	$6.58
Weighted average common shares outstanding - diluted:	62,091,163	64,267,638	62,362,743	64,630,346

(7) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, and certain purchase accounting and contingent consideration adjustments.

(8) Represents gains and losses attributable to the disposition of a business or assets occurring in other than ordinary course, as defined in our credit agreement.

 Free Cash Flow Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net cash provided by operating activities	$140,136	$(56,045)	$204,724	$(42,352)
Proceeds from beneficial interests in securitization transactions	1,061	902	2,533	2,745
Expenditures for property and equipment	(23,818)	(18,330)	(77,718)	(64,833)
Free cash flow	$117,379	$(73,473)	$129,539	$(104,440)